Exhibit 23.3
CONSENT OF INDEPENDENT AUDITORS
          We have issued our report dated April 20, 2011 accompanying the consolidated financial statements of Direct EDI, LLC as of December 31, 2010 and December 31, 2009 and for the year ended December 31, 2010 included in the Current Report on Form 8-K dated May 17, 2011 and filed with the Securities and Exchange Commission on May 23, 2011. We consent to the incorporation by reference of said report in this Registration Statement of SPS Commerce, Inc., and to the use of our name as it appears under the caption “Experts.”
/s/ Sonnenberg & Company, CPAs, A Professional Corporation
San Diego, California
June 3, 2011